Exhibit 99.1

Investor Relations Line:

(248) 234-7104

Contacts:

Superior Industries

Troy Ford

www.supind.com

FTI Consulting

Effie Veres

(212) 850-5676

effie.veres@fticonsulting.com

NEWS RELEASE

Superior Industries Reports Preliminary First Quarter 2016

Financial Results and Raises 2016 Outlook

Preliminary Financial Highlights:

•	Q1 adjusted EBITDA of approximately $27 million, a 102% increase year-over-year

•	Q1 EPS of approximately $0.54 per share, a 238% increase year-over-year

•	Q1 wheel unit shipments of approximately 3.2 million, a 26% increase year-over-year

•	Q1 value-added sales of approximately $102 million, a 24% increase year-over-year

•	Raises 2016 outlook for adjusted EBITDA margin to a range of 24.1% to 24.8% of value-added sales, an increase of approximately 300 to 370 basis points year-over-year compared to previous outlook of an increase of 125 to 200 basis points

SOUTHFIELD, MICHIGAN –April 19, 2016 –Superior Industries International, Inc. (NYSE:SUP), the largest manufacturer of aluminum wheels for passenger cars and light-duty vehicles in North America, today reported preliminary financial results for the first quarter ended March 27, 2016 and raised the Company’s 2016 outlook.

Don Stebbins, President and Chief Executive Officer, commented, “Our strong preliminary first quarter results reflect the continued unit volume momentum that we experienced in the fourth quarter of 2015, driven by our new passenger car programs, as well as continued strength in our largest light truck programs. In addition to the benefit of higher unit volume and value-added sales, the significant adjusted EBITDA growth in the first quarter of 2016 was driven by increased levels of efficiency across our manufacturing platform.”

Mr. Stebbins continued, “We believe that we are still in the earlier stages of our business evolution and remain confident that we have the right strategy in place to continue to enhance our global competitiveness, realize higher operating efficiencies and drive strong shareholder returns. This is underscored by our revised 2016 outlook, which raises the midpoint of adjusted EBITDA margin by 175 basis points to 24.5% of value-added sales.”

Preliminary First Quarter 2016 Results

The Company expects value-added sales to be approximately $102 million for the first quarter of 2016, a 24% increase compared to value-added sales of $82 million for the first quarter of 2015. Value-added sales are defined as net sales less pass-through charges, primarily for the value of aluminum.

Wheel unit shipments are expected to be approximately 3.2 million for the first quarter, a 26% increase compared to 2.5 million in the prior year period.

The Company anticipates net sales to be approximately $186 million for the first quarter of 2016. This compares to net sales of $174 million for the first quarter of 2015. Net sales in the first quarter of 2016 were negatively impacted by a significant reduction in the value of aluminum compared to the prior year period.

Adjusted EBITDA is anticipated to be approximately $27.0 million or 26.5% of value-added sales for the first quarter, a 102% increase compared to $13.4 million or 16.3% of value-added sales in the prior year period.

Net income is expected to be approximately $14.0 million, or $0.54 per diluted share, for the first quarter of 2016 compared to net income of $4.3 million, or $0.16 per diluted share for the first quarter of 2015, an increase of 238% in earnings per diluted share year-over-year.

During the first quarter of 2016, the Company repurchased approximately 672,000 shares for a total of $12.0 million. From fiscal year end through April 18, 2016, the Company repurchased approximately 711,000 shares for a total of $12.8 million, of which approximately 125,000 shares were under the new $50.0 million share repurchase program.

The financial results contained in this release are preliminary, and therefore, subject to the Company’s completion of its customary quarterly closing and review procedures. Accordingly, these preliminary results may change and those changes may be material.

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2016 Outlook

The Company has raised its outlook for full year 2016 unit shipment growth, value-added sales and adjusted EBITDA margin as a percentage of value-added sales while adjusting its outlook for net sales to reflect the pass-through of lower aluminum prices as compared to previously issued outlook. The Company expects working capital to be a net source of cash and maintains its previous outlook for capital expenditures for full year 2016, while adjusting its full year 2016 tax rate outlook to a range of 25% to 27%.

For the full-year 2016:

•	Superior expects value-added sales to be in the range of $380 million to $395 million, driven by unit shipment growth of approximately 3% to 6% and favorable product mix. Value-added sales exclude the value of aluminum and outsourced process costs passed through to customers.

•	Adjusted EBITDA margin as a percentage of value-added sales is expected to be in the range of 24.1% to 24.8%, an increase of approximately 300 basis points to 370 basis points year-over-year.

•	Working capital is expected to be a net source of funds.

•	Capital expenditures are expected to be approximately $40 million.

•	The effective tax rate is now expected to be in the 25% to 27% range.

•	Based on the Company’s revised assumption for lower aluminum prices, Superior now expects net sales to be in the range of $690 million to $710 million. Net sales include the value of aluminum and outsourced process costs passed through to customers. As a percentage of net sales, adjusted EBITDA margin is now expected to be in the range of 13.3% to 13.8%, an increase of approximately 285 basis points to 335 basis points year-over-year.

The Company’s outlook is based in part on IHS projections, which continue to expect North American Light Vehicle production to increase by approximately 4% to 18.2 million units in 2016.

First Quarter 2016 Earnings Report and Conference Call

Superior will release its financial results for the first quarter ended March 27, 2016 on Wednesday, April 27th, 2016. A conference call will be held to discuss the financial results on Wednesday, April 27th, 2016 at 8:30 a.m. ET and will be hosted by Don Stebbins, President and Chief Executive Officer, and Kerry Shiba, Executive Vice President and Chief Financial Officer. The live conference call can be accessed by logging into the Company’s website at www.supind.com. A replay of the webcast will be available on the Company’s website immediately following the conclusion of the call.

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About Superior Industries

Headquartered in Southfield, Michigan, Superior is the largest manufacturer of aluminum wheels for passenger cars and light-duty vehicles in North America. From its plants in the U.S. and Mexico, the Company supplies aluminum wheels to the original equipment market. Major customers include BMW, FCA, Ford, General Motors, Mazda, Nissan, Subaru, Tesla, Toyota and Volkswagen. For more information, visit www.supind.com.

Non-GAAP Financial Information

In addition to the results reported in accordance with GAAP included throughout this earnings release, this release refers to “Adjusted EBITDA,” which we have defined as earnings before interest, taxes, depreciation, amortization, restructuring charges and impairments of long-lived assets and investments and “Value-Added Sales,” which we define as net sales less pass-through charges, primarily for the value of aluminum.” Adjusted EBITDA as a percentage of value-added sales is a key measure that is not calculated according to GAAP. Adjusted EBITDA as a percentage of value-added sales is defined as adjusted EBITDA divided by value-added sales.

Management believes the non-GAAP financial measures used in this press release are useful to both management and investors in their analysis of the Company’s financial position and results of operations. Further, management uses these non-GAAP financial measures for planning and forecasting future periods. This non-GAAP financial information is provided as additional information for investors and is not in accordance with or an alternative to GAAP. These non-GAAP measures may be different from similar measures used by other companies.

We have not quantitatively reconciled differences between adjusted EBITDA, adjusted EBITDA margins or valued-added sales and their corresponding GAAP measures due to the inherent uncertainty regarding variables affecting the comparison of these measures. The magnitude of these differences, however, may be significant. We will provide GAAP results and the applicable reconciliations when we announce earnings for the first quarter 2016 on April 27, 2016.

Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts and can generally be identified by the use of future dates or words such as “may,” “should,” “could,” “will,” “expects,” “seeks to,” “anticipates,” “plans,” “believes,” “estimates,” “intends,” “predicts,” “projects,” “potential” or “continue” or the negative of such terms and other comparable terminology. These statements also include, but are not limited to, the first quarter 2016 preliminary results and full year 2016 outlook and projections for reported net sales, value-added sales, adjusted EBITDA and

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adjusted EBITDA margin, income before income taxes, net income, the effective tax rate, capital expenditures and the change in working capital, and the Company’s strategic and operational initiatives, and are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, risks and uncertainties discussed in the company’s Securities and Exchange Commission filings and reports, including the company’s 2015 Annual Report on Form 10-K and our reports from time to time filed with the Securities and Exchange Commission. You are cautioned not to unduly rely on such forward looking statements when evaluating the information presented in this press release. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

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